Exhibit 10.4

SHARE LOCK-UP AND ESCROW AGREEMENT

THIS SHARE LOCK-UP AND ESCROW AGREEMENT (this “Agreement”) is made and entered into as of the 16th day of April 2004 by and among Raice Paykin & Krieg LLP (the “Escrow Agent”), Laser Recording Systems Inc., a New Jersey corporation (“Laser”), SCL Ventures Ltd., a British Virgin Islands company (“SCL”), certain shareholders of Laser signatory hereto (the “Laser Signatory Shareholders”), A. Giordano Family Limited Partnership (the “Family Partnership”) having various partners including Anthony Giordano, EPG Limited, a limited liability company organized under the laws of the British Virgin Islands (“EPG”) having various members including Anthony Giordano, and Anthony Giordano (“Mr. Giordano” and together with Family Partnership and EPG, the “SCL Investors”).

WITNESSETH:

WHEREAS, on May 20, 2003, Laser, SCL, the Laser Signatory Shareholders and certain shareholders of SCL signatory thereto entered into that certain Share Exchange Agreement (as amended on November 30, 2003 and further amended on March 31, 2004, the “Exchange Agreement”) related to the issuance of shares of Laser common stock to the shareholders of SCL in exchange for all of the issued and outstanding shares of SCL common stock (the “Exchange”);

WHEREAS, the Laser Signatory Shareholders have agreed not to sell or otherwise transfer shares of Laser common stock held by them for a period of one year following the closing of the Exchange, subject to certain exceptions set forth in the Exchange Agreement (the “Lock Up”);

WHEREAS, the SCL Investors hereby agree that they will not sell or otherwise transfer any shares of Laser common stock they currently hold or may receive during the term of the Lock Up, including shares of Laser common stock to be issued in the Exchange, without the consent of a majority of Laser’s independent directors for a period of one year following the closing of the Exchange, such agreement to be on the same terms, conditions and exceptions applicable to the Laser Signatory Shareholders subject to the Lock Up;

WHEREAS, each of the Laser Signatory Shareholders and the SCL Investors desire to place stock certificates evidencing (i) the shares of Laser common stock currently held by such parties and (ii) any shares of Laser common stock that may be received by such parties during the term of the Lock Up, including shares of Laser common stock to be issued in the Exchange (such stock certificates being referred to herein as the “Escrow Deposit”), into escrow with the Escrow Agent to be held and released by the Escrow Agent in accordance herewith; and

WHEREAS, the Escrow Agent is willing to receive the Escrow Deposit and otherwise perform its obligations hereunder.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                       Terms.  Capitalized terms used but not otherwise defined herein shall be defined as set forth in the Exchange Agreement.

2.                                       Lock Up of Certain SCL Investors.

2.1                                 Giordano Share Lock-Up. For a period of one year following the Closing Date, the SCL Investors shall not sell or otherwise transfer any shares of Laser common stock they currently hold or may purchase in which Mr. Giordano has or will have a pecuniary interest, including shares of Laser common stock to be issued in the Exchange, without the consent of a majority of Laser’s independent directors or the consent of all Laser Signatory Shareholders, except on the same terms, conditions and exceptions applicable to the Laser Signatory Shareholders subject to the Lock Up as set forth in Section 10.9 of the Exchange Agreement, including termination pursuant to Section 10.9.2 (e) of the Exchange Agreement. In addition, if the Lock-Up set forth in Section 10.9 of the Exchange Agreement lapses or is terminated by Laser as to the Laser Signatory Shareholders, then the restrictions described herein with respect to the SCL Investors shall also lapse or be terminated.

2.2                                 Limitations. Notwithstanding the foregoing and the Escrow Deposit and Release provisions of Section 3 hereof, the parties hereto acknowledge that the SCL Investors are holders of record for parties other than other than Mr. Giordano, including unaffiliated investors who are members of EPG and/or partners of the Family Partnership, and the parties intend, and this Agreement shall at all times be construed and interpreted by all, including the Escrow Agent in the performance of its duties hereunder, to apply solely to those shares of Laser common stock in which Giordano has a pecuniary interest in addition to having beneficial ownership. To that end, the parties agree that the restrictions and escrow provisions hereof shall not apply to any shares of Laser common stock that are the subject of proposed sale or transfer by or on behalf of persons other than Mr. Giordano. The Escrow Agent may and shall rely without independent investigation upon an affidavit signed by (a) Mr. Giordano and (b) either the Managing Member of EPG or the General Partner of the Family Partnership (provided they are not Mr. Giordano), as to the identity of those persons holding a pecuniary interest in any portion of the Escrow Deposit attributable to the SCL Investors which are sought to be sold, transferred or released from the Escrow Deposit.

2.3                                 Future Registration Not Affected.  Nothing in this Agreement shall impair or restrict SCL or Laser’s right at any time or from time to time to grant registration rights to one or more of the parties hereto or to other holders of SCL common stock or Laser common stock, or to effect such registration of any shares for future sale, provided such proposed sales remain subject to the lock-up and escrow provisions of this Agreement, to the extent then not terminated and otherwise still applicable thereto.

3.                                       Escrow Deposit.

3.1.                              Delivery of Escrow Deposit.  On the Closing Date, and for a period of one year after the Closing Date, each of the Laser Signatory Shareholders and the SCL Investors shall deliver to the Escrow Agent the Escrow Deposit to be held by the Escrow Agent in escrow pursuant to the terms and conditions of this Agreement.

3.2.                              Acceptance of Escrow Deposit.  Upon receipt of the Escrow Deposit, the Escrow Agent shall acknowledge such receipt in writing to the parties hereto and shall hold and release the same pursuant to the terms and conditions of this Agreement.  The Escrow Agent shall have no duty to verify whether the share amounts and documents delivered comport with the requirements of any other agreement.

3.3.                              Release of Escrow Deposit.  The Escrow Deposit shall be held and released by the Escrow Agent as follows:

(a)                                  If, prior to the one year anniversary of the Closing Date, Mitchell Sepaniak accepts a bona fide third party offer for the purchase of Laser common stock, or an offer to participate in the public sale, pursuant to a registration statement or otherwise, and a Laser Signatory Shareholder or an SCL Investor, as the case may be, agrees to participate in such third party offer or public sale, then the Escrow Agent shall release the Escrow Deposit with respect to such Laser Signatory Shareholder or SCL Investor, as applicable, to extent such party agrees to participate in such third party offer.

(b)                                 If, prior to the one year anniversary of the Closing Date, Laser enters into any transaction for the sale of common stock at a price which values Laser on a pre-investment basis at less than $10 million, then the Escrow Agent shall return the Escrow Deposit to the Laser Signatory Shareholders and SCL Investors.

(c)                                  If the Lock-Up set forth in Section 10.9 of the Exchange Agreement lapses or is terminated in whole or in part (whether by consent or action of Laser or otherwise) as to any part of the Escrow Deposit applicable to a Laser Signatory Shareholder or SCL Investor, then the Escrow Agent shall release such part of the Escrow Deposit with respect to such Laser Signatory Shareholder or SCL Investor, as applicable.

(d)                                 In the event that all or a portion of the Escrow Deposit was not released to the Laser Signatory Shareholders or SCL Investors, as the case may be, in accordance with Section 3.3(a), 3.3(b) or 3.3(c) above prior to the one year anniversary of the Closing Date, then the Escrow Agent shall release all, or any remaining portion, of the Escrow Deposit to the Laser Signatory Shareholders and SCL Investors, as applicable, on the one year anniversary of the Closing Date.

(e)                                  Notwithstanding any provision of this Agreement to the contrary, the Escrow Agent shall release the Escrow Deposit as directed by the parties hereto in a written instruction duly executed by such parties.

3.4                                 Escrow Agent; Duties and Liabilities.

(a)                                  It is expressly understood and agreed by the parties that (i) the duties of the Escrow Agent, as herein specifically provided, are purely ministerial in nature; (ii) the Escrow Agent shall not be responsible or liable in any manner whatsoever for, or have any duty to inquire into, the sufficiency, correctness, genuineness or validity of the notices it receives hereunder, or the identity, authority or rights of any of the parties; (iii) the Escrow Agent shall have no duties or responsibilities in connection with the Escrow Deposit, other than those specifically set forth in this Agreement; (iv) the Escrow Agent shall not incur any liability in acting upon any signature, written notice, request, waiver, consent, receipt, or any other paper or document believed by the Escrow Agent to be genuine; (v) the Escrow Agent may assume that any person purporting to have authority to give notices on behalf of any of the parties in accordance with the provisions hereof has been duly authorized to do so; (vi) the Escrow Agent shall incur no liability whatsoever except for such resulting from its willful misconduct or gross negligence, as long as the Escrow Agent has acted in good faith in the performance of its duties hereunder; and (vii) upon the Escrow Agent’s performance of its obligations under Section 3.3 hereof, the Escrow Agent shall be relieved of all liability, responsibility and obligation with respect to the Escrow Deposit or arising out of or under this Agreement.

(b)                                 Escrow Agent shall not be under any obligation to take any legal action in connection with this Agreement or towards its enforcement or performance, or to appear in, prosecute or defend any action or legal proceeding, and the parties agree to provide to Escrow Agent such information and documentation as Escrow Agent may reasonably request.

(c)                                  In the event of any disagreement relating to the Escrow Deposit or the release thereof resulting in adverse claims or demands being made in connection with the Escrow Deposit or in the event that Escrow Agent is in doubt as to what action it should take hereunder, Escrow Agent shall be entitled to retain the Escrow Deposit, but only to the extent of the Escrow Deposit in controversy, until Escrow Agent shall have received a final non-appealable order of a court of competent jurisdiction directing release of the Escrow Deposit, in which event Escrow Agent shall release the Escrow Deposit in accordance with such order.  Any court order shall be accompanied by a legal opinion by counsel for the presenting party satisfactory to Escrow Agent to the effect that the order is final and non-appealable.  Escrow Agent shall act on such court order and legal opinion without further question.  If a proceeding for such determination is not begun and diligently continued, the Escrow Agent may make an ex parte application, or bring any appropriate action, for leave to deposit the Escrow Deposit in the Supreme Court of the State of New York, County of New York seeking such determination or such declaratory relief as the Escrow Agent shall deem reasonably necessary under the circumstances, and the parties each hereby irrevocably consent to the entering of an ex parte order pursuant to all applicable laws, rules and procedures of the State of New York and such court.  The Escrow Agent shall be reimbursed by Laser for all of Escrow Agent’s reasonable costs and expenses of such action or proceeding, including, without limitation, reasonable attorneys’ fees and disbursements.

(d)                                 Escrow Agent does not have any interest in the Escrow Deposit deposited hereunder and is serving as escrow agent only and having only possession thereof.

(e)                                  None of the provisions of this Agreement shall require the Escrow Agent to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is not assured to it.

(f)                                    The Escrow Agent may consult with independent counsel and the advice or any opinion of counsel shall be full and complete authorization and protection in respect of any action taken or omitted by it hereunder in good faith and in accordance with such advice or opinion of counsel.

(g)                                 The Escrow Agent may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or through agents, attorneys, custodians or nominees appointed with due care, and shall not be responsible for any willful misconduct or gross negligence on the part of any agent, attorney, custodian or nominee so appointed.

(h)                                 The Escrow Agent may at any time resign by giving ten (10) days written notice of resignation to each of the parties hereto.  Upon receiving such notice of resignation, the parties hereto shall promptly appoint a successor and, upon the acceptance by the successor of such appointment, release the resigning Escrow Agent from its obligations hereunder by written instrument, a copy of which instrument shall be delivered to the resigning Escrow Agent and the successor.  If no successor shall have been so appointed and have accepted appointment within forty-five (45) days after the giving of such notice of resignation, the resigning Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor.

(i)                                     Any partnership or other similar entity into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any partnership, corporation or other similar entity resulting from any merger, conversion or consolidation to which the Escrow Agent shall be a party, or any partnership, corporation or other similar entity succeeding to the business of the Escrow Agent shall be the successor of the Escrow Agent hereunder without the execution or filing of any paper with any party hereto or any further act on the part of any of the parties hereto except where an instrument of transfer or assignment is required by law to effect such succession, anything herein to the contrary notwithstanding.

(j)                                     Each of the parties to this Agreement hereby acknowledges that the Escrow Agent has acted as counsel to Laser and the Laser Signatory Shareholders, and shall have the right to continue to represent the Laser Signatory Shareholders, in any action, proceeding, claim, litigation, dispute, arbitration or negotiation arising hereunder, and SCL and the SCL Investors hereby consent thereto and waive any objection to the continued representation of the Laser Signatory Shareholders by the Escrow Agent in connection therewith based upon the services of the Escrow Agent hereunder, without waiving any duty or obligation the Escrow Agent may have to the parties under this Agreement.

3.5                                 Indemnification of Escrow Agent.  Laser and SCL hereby agree to indemnify and hold the Escrow Agent harmless from any and all liabilities, obligations, damages, losses, claims, encumbrances, costs or expenses (including reasonable attorneys’ fees and expenses) (any or all of the foregoing herein referred to as a “Loss”) arising hereunder or under or with respect to the Escrow Deposit, except for Losses resulting from the willful misconduct or gross negligence of the Escrow Agent.  Anything in this Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

4.                                       Rule 144 Procedures.  Until the two year anniversary of the closing of the Exchange, in the event an SCL Investor desires to sell or otherwise transfer shares of Laser common stock which are or were part of the Escrow Deposit pursuant to Rule 144 under the Securities Act, such SCL Investor shall deliver to Raice Paykin & Krieg LLP a copy of an opinion of counsel (which may be counsel to Laser or to the SCL Investor) to the effect that such sale or transfer may be effectuated without registration under the Securities Act no later than simultaneously with delivery of such opinion of counsel to Laser or its transfer agent.

5.                                       Other Agreements.                                           Giordano agrees that he will not (a) seek to become or accept appointment as an officer or director of Laser, or any operating subsidiary of Laser, or (b) seek to acquire additional shares of Laser common stock, if such acquisition would cause him to be, directly or indirectly, the beneficial holder of 5% or more of the outstanding shares of common stock of Laser, unless in the case of either (a) or (b), such action is approved by the vote or written consent of a majority of the then incumbent board of directors of Laser, including the vote or written consent of a majority of the independent directors of Laser.

6.                                       Notices.  Any notice or demand desired or required to be given hereunder shall be in writing and deemed given when sent by facsimile transmission with receipt confirmed and addressed as follows:

a.

If to the Escrow Agent, to:

Raice Paykin & Krieg LLP
185 Madison Avenue
10th Floor
New York, New York 10016
Fax No.: (212) 604-9022
Attention: Dave Thomas, Esq.

b.

If to Laser or the Laser Signatory Shareholders, to:

Carl Lanzisera
Chief Executive Officer
Laser Recording Systems Inc.
1395 New York Avenue
Huntington Station, New York 11746
Fax No.: (631) 421-6392

c.

If to SCL, to:

Mitchell Sepaniak
President
SCL Ventures Ltd.
515 East Olas Boulevard
Suite 1350
Fort Lauderdale, Florida 33301
Fax No.: (954) 527-7751

with a copy to:

Brown Raysman Millstein Felder & Steiner LLP
900 Third Avenue
New York, New York 10022
Fax No.: (212) 895-2900
Attention: David Warburg, Esq.

d.	If to the SCL Investors, to:

Anthony Giordano
c/o Broadmoor Asset Management
515 East Olas Boulevard
Suite 1350
Fort Lauderdale, Florida 33301
Fax No.: (954) 527-7751

with a copy to:

Adorno & Yoss
350 East Las Olas Boulevard
Suite 1700
Fort Lauderdale, Florida 33301-4217
Fax No.: (954) 766-7800
Attention: Charles Pearlman, Esq.

or to such other address as hereafter shall be designated in writing by the applicable party.

7.                                       Entire Agreement.  This Agreement, the Exchange Agreement, and any exhibits and schedules hereto and thereto constitute the entire agreement between the parties hereto pertaining to the subject matters hereof, and supersede all negotiations, preliminary agreements and all prior and contemporaneous discussions and understandings of the parties in connection with the subject matters hereof. Any exhibits and schedules hereto are hereby incorporated into and made a part of this Agreement.

8.                                       Amendments.  No amendment, waiver, change or modification of any of the terms, provisions or conditions of this Agreement shall be effective unless made in writing and signed or initialed by the parties or by their duly authorized agents.  Waiver of any provision of this Agreement shall not be deemed a waiver of future compliance therewith and such provision shall remain in full force and effect.

9.                                       Severability.  In the event any provision of this Agreement is held invalid, illegal or unenforceable, in whole or in part, the remaining provisions of this Agreement shall not be affected thereby and shall continue to be valid and enforceable.

10.                                 Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of New York without regard to any applicable principles of conflicts of law.

11.                                 Submission to Jurisdiction.  ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS AND APPELLATE COURTS FROM ANY THEREOF.  EACH PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF TO EACH PARTY BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, RETURN RECEIPT REQUESTED, TO EACH PARTY AT ITS ADDRESS SPECIFIED HEREIN.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS.

12.                                 Headings and Captions.  The titles or captions of paragraphs in this Agreement are provided for convenience of reference only, and shall not be considered a part hereof for purposes of interpreting or applying this Agreement, and such titles or captions do not define, limit, extend, explain or describe the scope or extent of this Agreement or any of its terms or conditions.

13.                                 Gender and Number.  Words and phrases herein shall be construed as in the singular or plural number and as masculine, feminine or neuter gender, according to the context.

14.                                 Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument, and in making proof hereof, it shall not be necessary to produce or account for more than one such counterpart.

15.                                 Binding Effect on Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, heirs, successors and assigns. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto (and their respective legal representatives, heirs, successors and assigns), any rights, remedies, obligations or liabilities.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ESCROW AGENT:	SCL:

RAICE PAYKIN & KRIEG LLP	SCL VENTURES, LTD.

By:	/s/ Dave Thomas	By:	/s/ Mitchell Sepaniak
Member	Mitchell Sepaniak
President

LASER:	MR. GIORDANO:

LASER RECORDING SYSTEMS, INC.	/s/ Anthony Giordano
Anthony Giordano

By:	/s/ Carl Lanzisera
Carl Lanzisera	FAMILY PARTNERSHIP:
Chief Executive Officer
A. GIORDANO FAMILY LIMITED PARTNERSHIP

LASER SIGNATORY SHAREHOLDERS:	By:	/s/	Bronwyn Kathryn Fulton
Name:	Bronwyn Kathryn Fulton
Title:	General Partner
/s/ Carl Lanzisera
Carl Lanzisera

/s/ Carrie Niemiera	EPG:
Carrie Niemiera
EPG LIMITED

/s/ Harvey Kash
Harvey Kash	By:	/s/ Joseph Zumwalt
Name:	Joseph Zumwalt
Title:	Managing Member